Exhibit 10.2

CHINA SLP FILTRATION TECHNOLOGY, INC.

CHARTER FOR THE COMPENSATION COMMITTEE
OF
THE BOARD OF DIRECTORS

Purpose

China SLP Filtration Technology, Inc. (the “Company”) established a Compensation Committee (Committee) established to assist the Board of Directors (the “Board”) in carrying out its responsibilities relating to compensation of the Company’s directors, executive officers, and employees.

Committee Composition; Number and Appointment.

The Committee shall be composed of two or more directors, who shall be appointed annually and subject to removal at any time, by the Board of Directors.

Independence.

Each Committee member shall meet the independence requirements imposed by any stock exchange or other marketplace on which the Company’s securities may be listed.  No member of this Committee is to receive any compensation from the Company other than the established Directors’ fees, options, and expense reimbursement.

Authority

The Committee has the power to conduct or authorize investigations into any matter within its scope of responsibilities, and shall have unrestricted access to Company management, employees and all information relevant to its responsibilities. The Committee is empowered to engage compensation consultants, legal experts and other advisors as it determines necessary to assist in the evaluation of director, executive officer and employee compensation, and the authority to determine the terms on which such consultants, legal experts and other advisors is engaged.

Specific Responsibilities and Duties

The Committee shall perform the duties listed below and take such other action as it determines reasonable, necessary or appropriate to carry out its duties:

•	Provide oversight and guidance for compensation and benefit philosophy for all employees of the Company;

•
Review and approve, at least annually, corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and have the sole authority to determine the CEO’s compensation level based on this evaluation. This includes salary, annual incentive and long-term incentive programs, whether stock, stock options or other equity-based incentive or cash, and determinations relating to the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986;

•	Review and approve other significant terms of employment for the CEO;

•
Review and approve, at least annually, the compensation, including base salary and incentive awards and other significant terms of employment, for individuals reporting directly to the CEO and holding a position classified as Vice President or higher and any other officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, such officers, together with the CEO being referred to as “Senior Management”;

•	Review the performance of Senior Management;

•
Review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans. The Committee will serve as the "Committee" established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans. The Committee may delegate to one or more executive officers the authority to make grants of stock options and stock awards to eligible individuals who are not executive officers and may revoke any such delegation of authority at any time. Any executive officer to whom the Committee grants such authority shall regularly report to the Committee grants so made;

•
To the extent permitted by law or regulation, the Committee may form and delegate authority to subcommittees of at least two directors the authority to perform duties on its behalf including the authority to grant equity awards;

•	Review and make recommendations to the Board on matters concerning directors’ fees and other Board compensation programs;

•	Prepare a report on executive compensation for inclusion in the Company’s proxy statement, periodic reports or other filings in accordance with applicable rules and regulations.

Other Responsibilities

•	Conduct an annual performance evaluation of the Committee.

•	Take such further actions or provide such further advice and oversight as the full Board may from time to time delegate to the Committee.

Meetings

The Committee shall meet once per year, and may hold additional meetings as often as may be necessary or appropriate, at the discretion of the Committee Chair. The Company’s chief executive officer or other senior executive officer may request that the Committee meet for a specific purpose. Meetings may be held in person or by conference calls.

The Committee Chair may communicate with management or outside consultants and advisors to review the agenda and solicit input on any additional topics that should be covered. The Committee may request that members of management or outside consultants and advisors of the Committee, be present to assist the Committee in performing its duties.

The Committee should meet at least annually with the CEO, CFO, Director of Internal Audit, and independent auditors separately to discuss any matter the Committee or each of these groups believe should be discussed privately.

Conduct of Business

All meetings require the presence of a majority of the members of the Committee to conduct business.  Each Committee member shall have one vote.  All actions or determinations by the Committee must be by majority vote of the members present.

Attendance

Members of the Committee are expected to use reasonable efforts to attend each meeting.  As necessary or desirable, the Committee Chair may request that members of management, and such other persons as it deems appropriate in order to carry out its responsibilities, to be present at meetings of the Committee.

Minutes

Minutes of each meeting shall be prepared under the direction of the Committee Chair and circulated to Committee members for review and approval and then circulated to the directors who are not members of the Committee. Copies are to be made available to the Company’s independent auditors and lawyers upon request.

This Charter is intended to provide a set of guidelines for the effective functioning of the Committee. Accordingly, the Committee will review and reassess the adequacy of this Charter. The Committee may modify or amend this Charter and the authority and responsibilities of the Committee as necessary at any time subject to Board approval.